Exhibit 99.2

Interim unaudited condensed consolidated financial statements of Worldpay, Inc.

as of March 31, 2019 and for the three months ended March 31, 2019 and 2018

Worldpay, Inc.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

Unaudited

(In millions, except share data)

	Three Months Ended March 31,
	2019	2018
Revenue	$970.0	$850.7
Sales and marketing	290.9	266.0
Other operating costs	181.0	155.1
General and administrative	127.4	250.1
Depreciation and amortization	264.4	207.2

Income (loss) from operations	106.3	(27.7)
Interest expense—net	(72.1)	(75.2)
Non-operating income (expense)	3.5	(8.6)

Income (loss) before applicable income taxes	37.7	(111.5)
Income tax (benefit)	(0.4)	(13.2)

Net income (loss)	38.1	(98.3)
Less: Net (income) loss attributable to non-controlling interests	(1.7)	0.7

Net income (loss) attributable to Worldpay, Inc.	$36.4	$(97.6)

Net income (loss) per share attributable to Worldpay, Inc. Class A common stock:
Basic	$0.12	$(0.36)
Diluted	$0.12	$(0.36)
Shares used in computing net income (loss) per share of Class A common stock:
Basic	302,046,241	274,098,480
Diluted	303,876,967	274,098,480

See Notes to Unaudited Consolidated Financial Statements.

Worldpay, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Unaudited

(In millions)

	Three Months Ended March 31,
	2019	2018
Net income (loss)	$38.1	$(98.3)
Other comprehensive income (loss), net of tax:
Gain on hedging activities and foreign currency translation	170.3	22.0

Comprehensive income (loss)	208.4	(76.3)
Less: Comprehensive (income) attributable to non-controlling interests	(9.7)	(0.4)

Comprehensive income (loss) attributable to Worldpay, Inc.	$198.7	$(76.7)

See Notes to Unaudited Consolidated Financial Statements.

Worldpay, Inc.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

Unaudited

(In millions, except share data)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$107.9	$196.5
Accounts receivable—net	1,710.2	1,694.8
Settlement assets and merchant float	4,964.0	3,132.3
Prepaid expenses	83.1	80.0
Other	538.9	526.1

Total current assets	7,404.1	5,629.7
Property, equipment and software—net	1,093.3	1,074.1
Intangible assets—net	2,983.5	3,127.8
Goodwill	14,302.0	14,137.9
Deferred taxes	1,283.7	789.9
Other assets	220.6	129.1

Total assets	$27,287.2	$24,888.5

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$1,147.1	$1,188.7
Settlement obligations	5,680.2	3,723.6
Current portion of notes payable	219.3	225.7
Current portion of tax receivable agreement obligations	71.4	73.1
Deferred income	29.5	25.1
Current maturities of finance lease obligations	23.2	22.7
Other	647.4	630.3

Total current liabilities	7,818.1	5,889.2
Long-term liabilities:
Notes payable	7,269.3	7,622.1
Tax receivable agreement obligations	890.2	590.8
Finance lease obligations	28.4	34.3
Deferred taxes	469.9	473.7
Other	199.4	74.4

Total long-term liabilities	8,857.2	8,795.3
Total liabilities	16,675.3	14,684.5
Commitments and contingencies (See Note 9—Commitments, Contingencies and Guarantees)
Equity:
Class A common stock, $0.00001 par value; 890,000,000 shares authorized; 311,218,093 shares outstanding at March 31, 2019 and 300,454,590 shares outstanding at December 31, 2018	—	—
Class B common stock, no par value; 100,000,000 shares authorized; no shares issued and outstanding at March 31, 2019 and 10,252,826 shares issued and outstanding at December 31, 2018	—	—
Preferred stock, $0.00001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Paid-in capital	10,679.6	10,135.3
Retained earnings	629.5	593.1
Accumulated other comprehensive (loss) income	(568.9)	(731.2)
Treasury stock, at cost; 3,573,308 shares at March 31, 2019 and 3,574,553 shares at December 31, 2018	(138.7)	(142.8)

Total Worldpay, Inc. equity	10,601.5	9,854.4
Non-controlling interests	10.4	349.6

Total equity	10,611.9	10,204.0

Total liabilities and equity	$27,287.2	$24,888.5

See Notes to Unaudited Consolidated Financial Statements.

Worldpay, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

(In millions)

	Three Months Ended March 31,
	2019	2018
Operating Activities:
Net income (loss)	$38.1	$(98.3)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	264.4	207.2
Amortization of customer incentives	7.9	6.2
Amortization and write-off of debt issuance costs	2.1	59.9
Gain on foreign currency forward	—	(35.9)
Share-based compensation expense	33.0	17.2
Deferred tax benefit	(2.5)	(25.3)
Tax receivable agreements non-cash items	(2.0)	(3.6)
Other	23.8	30.4
Change in operating assets and liabilities:
Accounts receivable	(7.4)	14.0
Net settlement assets and obligations	(136.6)	(12.2)
Prepaid and other assets	4.9	(30.2)
Accounts payable and accrued expenses	(42.0)	(17.1)
Other liabilities	(17.5)	(28.2)

Net cash provided by operating activities	166.2	84.1

Investing Activities:
Purchases of property and equipment	(83.2)	(34.1)
Acquisition of customer portfolios and related assets and other	(4.8)	(37.1)
Proceeds from foreign currency forward	—	71.5
Cash acquired in acquisitions, net of cash used	—	1,405.8

Net cash (used in) provided by investing activities	(88.0)	1,406.1

Financing Activities:
Proceeds from issuance of long-term debt	—	2,140.0
Borrowings on revolving credit facility	2,127.0	1,476.0
Repayment of revolving credit facility	(1,931.0)	(1,701.0)
Repayment of debt and finance lease obligations	(582.3)	(1,662.2)
Payment of debt issuance costs	—	(86.8)
Proceeds from issuance of Class A common stock under employee stock plans	7.0	7.6
Repurchase of Class A common stock (to satisfy tax withholding obligations)	(12.8)	(11.2)
Settlement and payments under certain tax receivable agreements	(28.2)	(80.9)
Distributions to non-controlling interests	(2.3)	(5.6)

Net cash (used in) provided by financing activities	(422.6)	75.9

Net (decrease) increase in cash and cash equivalents	(344.4)	1,566.1
Cash and cash equivalents—Beginning of period	2,581.3	1,272.2
Effect of exchange rate changes on cash	10.1	31.1

Cash and cash equivalents—End of period	$2,247.0	$2,869.4

Cash Payments:
Interest	$59.3	$58.2
Income taxes	13.6	0.6
Non-cash Items:
Issuance of tax receivable agreements	$327.9	$—

See Notes to Unaudited Consolidated Financial Statements.

Worldpay, Inc.

CONSOLIDATED STATEMENT OF EQUITY

Unaudited

(In millions)

		Common Stock								Accumulated Other	Non-
	Total	Class A		Class B		Treasury Stock		Paid-in	Retained	Comprehensive	Controlling
	Equity	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Income (Loss)	Interests
Beginning Balance, January 1, 2019	$10,204.0	300.5	$—	10.3	$—	3.6	$(142.8)	$10,135.3	$593.1	$(731.2)	$349.6
Net income	38.1	—	—	—	—	—	—	—	36.4	—	1.7
Issuance of Class A common stock under employee benefit trust and employee benefit plans, net of forfeitures	7.0	0.6	—	—	—	(0.2)	16.9	(9.9)	—	—	—
Repurchase of Class A common stock (including to satisfy tax withheld obligation)	(12.8)	(0.2)	—	—	—	0.2	(12.8)	—	—	—	—
Issuance of Class A common stock and cancellation of Class B common stock in connection with Fifth Third Stock sale	—	10.3	—	(10.3)	—	—	—	—	—	—	—
Issuance of tax receivable agreements	174.9	—	—	—	—	—	—	174.9	—	—	—
Unrealized gain on hedging activities and foreign currency translation, net of tax	170.3	—	—	—	—	—	—	—	—	162.3	8.0
Distribution to non-controlling interests	(2.3)	—	—	—	—	—	—	—	—	—	(2.3)
Share-based compensation	32.7	—	—	—	—	—	—	31.9	—	—	0.8
Reallocation of non-controlling interests of Worldpay Holding due to change in ownership	—	—	—	—	—	—	—	347.4	—	—	(347.4)

Ending Balance, March 31, 2019	$10,611.9	311.2	$—	—	$—	3.6	$(138.7)	$10,679.6	$629.5	$(568.9)	$10.4

See Notes to Unaudited Consolidated Financial Statements.

Worldpay, Inc.

CONSOLIDATED STATEMENT OF EQUITY

Unaudited

(In millions)

		Common Stock								Accumulated Other	Non-
	Total	Class A		Class B		Treasury Stock		Paid-in	Retained	Comprehensive	Controlling
	Equity	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Income (Loss)	Interests
Beginning Balance, January 1, 2018	$600.6	162.6	$—	15.3	$—	2.9	$(83.8)	$55.4	$558.0	$2.9	$68.1
Cumulative effect of accounting change	22.3	—	—	—	—	—	—	—	22.3	—	—
Net loss	(98.3)	—	—	—	—	—	—	—	(97.6)	—	(0.7)
Issuance of Class A common stock for acquisition	10,429.4	134.4	—	—	—	—	—	10,429.4	—	—	—
Issuance of Class A common stock under employee stock plans, net of forfeitures	7.6	0.5	—	—	—	—	—	7.6	—	—	—
Repurchase of Class A common stock including (including to satisfy tax withholding obligation)	(11.2)	(0.1)	—	—	—	0.1	(11.2)	—	—	—	—
Settlement of certain tax receivable agreements	8.2	—	—	—	—	—	—	8.2	—	—	—
Unrealized gain on hedging activities, and foreign currency translation, net of tax	22.0	—	—	—	—	—	—	—	—	20.9	1.1
Distribution to non-controlling interests	(5.6)	—	—	—	—	—	—	—	—	—	(5.6)
Share-based compensation	17.2	—	—	—	—	—	—	16.3	—	—	0.9
Reallocation of non-controlling interests of Worldpay Holding due to change in ownership	—	—	—	—	—	—	—	(486.1)	—	—	486.1

Ending Balance, March 31, 2018	$10,992.2	297.4	$—	15.3	$—	3.0	$(95.0)	$10,030.8	$482.7	$23.8	$549.9

See Notes to Unaudited Consolidated Financial Statements.

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Worldpay, Inc., a Delaware corporation, is a holding company that conducts its operations through its majority-owned subsidiary, Worldpay Holding, LLC (“Worldpay Holding”). Worldpay, Inc. and Worldpay Holding are referred to collectively as the “Company,” “Worldpay,” “we,” “us” or “our,” unless the context requires otherwise.

On January 16, 2018, the Company completed the acquisition of all of the outstanding shares of Worldpay Group Limited, formerly Worldpay Group plc, a public limited company (“Legacy Worldpay”). Following the acquisition, the Vantiv, Inc. (“Legacy Vantiv”) name was changed to Worldpay, Inc. by amending our Second Amended and Restated Certificate of Incorporation. The effective date of the name change was January 16, 2018.

Worldpay is a leader in global payments providing a broad range of technology-led solutions to its clients to allow them to accept payments of almost any type, across multiple payment channels nearly anywhere in the world. The Company serves a diverse set of merchants including mobile, online and in-store, offering over 300 payment methods in 126 transaction currencies across 146 countries, while supporting various clients including large enterprises, corporates, small and medium sized businesses and eCommerce businesses. The Company operates in three reportable segments: Technology Solutions, Merchant Solutions and Issuer Solutions. For more information about the Company’s segments, refer to Note 13—Segment Information. The Company markets its services through diverse distribution channels, including multiple referral partners.

Merger with Fidelity National Information Services (“FIS”)

On March 18, 2019, Worldpay and Fidelity National Information Services, Inc. (“FIS”) issued a joint press release announcing that Worldpay, FIS and Wrangler Merger Sub, Inc., a wholly-owned subsidiary of FIS (“Merger Sub”), entered into an agreement and plan of merger, dated March 17, 2019 (the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Worldpay (the “Merger”), with Worldpay being the surviving corporation in the Merger and continuing as a wholly-owned subsidiary of FIS.

At the effective time of the Merger (“Effective Time”), which is expected to occur in the third quarter of 2019, each share of the Class A common stock of Worldpay, par value $0.00001 per share (“Worldpay Class A Common Stock”), issued and outstanding immediately prior to the Effective Time, except for certain shares of Worldpay Class A Common Stock identified in the Merger Agreement, will be converted into the right to receive 0.9287 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of FIS (“FIS Common Stock” and, such shares, the “Share Consideration”) and $11.00 in cash (the “Cash Consideration” and, together with the Share Consideration, the “Merger Consideration”). The shares of FIS Common Stock to be issued in the Merger will be listed on The New York Stock Exchange (“NYSE”). Following the consummation of the Merger, FIS shareholders will own approximately 53 percent and Worldpay shareholders will own approximately 47 percent of the combined company. The Merger Consideration (as of the date the Merger Agreement was executed) valued Worldpay at an enterprise value of approximately $43 billion, including the assumption of Worldpay debt, which FIS expects to refinance.

Completion of the Merger is subject to the satisfaction or waiver of customary closing conditions for both parties, including receipt of required regulatory and shareholder approvals and other customary closing conditions.

In connection with the proposed Merger, on April 12, 2019, FIS filed a preliminary registration statement on Form S-4 with the SEC that became available on the SEC’s Edgar system on April 15, 2019.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include those of Worldpay, Inc. and all subsidiaries thereof, including its majority-owned subsidiary, Worldpay Holding, LLC. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany balances and transactions have been eliminated.

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

As of March 31, 2019, Worldpay, Inc. owned 100% interest in Worldpay Holding (see Note 8—Controlling and Non-Controlling Interests for changes in non-controlling interests) as a result of Fifth Third Bank’s (“Fifth Third”) sale of its remaining interest in Worldpay Holding discussed below.

Fifth Third Stock Sale

In March 2019, Fifth Third exchanged its remaining 10.3 million Class B units in Worldpay Holding for 10.3 million shares of the Company’s Class A common stock and subsequently sold those 10.3 million shares of Worldpay, Inc. Class A common stock pursuant to Rule 144 promulgated under the Securities Act of 1933 as amended (“Fifth Third Stock Sale”). The Company did not receive any proceeds from the sale.

As a result of the March 2019 Fifth Third exchange of units of Worldpay Holding, the Company recorded an estimated additional liability under the Fifth Third Tax Receivable Agreement (“TRA”) of $327.9 million and an estimated additional deferred tax asset of $502.8 million associated with the increase in the tax basis. The Company recorded an estimated corresponding increase to paid-in-capital of $174.9 million for the difference in the TRA liability and the related deferred tax asset.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Expenses

Set forth below is a brief description of the components of the Company’s expenses:

•

Sales and marketing expense primarily consists of compensation, commissions and benefits paid to sales personnel, sales management and other sales and marketing personnel, amortization of capitalized commission fees, payments made to multiple referral partners, and advertising and promotional costs.

•

Other operating costs primarily consist of compensation and benefits paid to operational and IT personnel, costs associated with operating the Company’s technology platform and data centers, information technology costs for processing transactions, product development costs, software fees, maintenance costs, occupancy costs and consulting costs.

•

General and administrative expenses primarily consist of compensation and benefits paid to executive management and administrative employees, including finance, human resources, product, legal and risk management, share-based compensation costs, office equipment, occupancy costs and consulting costs.

•	Non-operating income (expense) primarily consists of other income and expense items outside of the Company’s operating activities.

Share-Based Compensation

The Company expenses employee share-based payments under ASC 718, Compensation—Stock Compensation, which requires compensation cost for the grant-date fair value of share-based payments to be recognized over the requisite service period. The Company estimates the grant date fair value of the share-based awards issued in the form of options using the Black-Scholes option pricing model. The fair value of shares issued as restricted stock, performance awards and under the Employee Stock Purchase Plan (“ESPP”) is measured based on the market price of the Company’s stock on the grant date.

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

For the three months ended March 31, 2019 and 2018 total share-based compensation expense was $33.0 million and $17.2 million, respectively.

Earnings per Share

Basic earnings per share is computed by dividing net income attributable to Worldpay, Inc. by the weighted average shares outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to Worldpay, Inc., adjusted as necessary for the impact of potentially dilutive securities, by the weighted-average shares outstanding during the period and the impact of securities that would have a dilutive effect on earnings per share. See Note 11—Net Income Per Share for further discussion.

Dividend Restrictions

The Company does not intend to pay cash dividends on its Class A common stock in the foreseeable future. Worldpay, Inc. is a holding company that does not conduct any business operations of its own. As a result, Worldpay, Inc.’s ability to pay cash dividends on its common stock, if any, is dependent upon cash dividends and distributions and other transfers from Worldpay Holding. The amounts available to Worldpay, Inc. to pay cash dividends are subject to the covenants and distribution restrictions in its subsidiaries’ loan agreements. As a result of the restrictions on distributions from Worldpay Holding and its subsidiaries, essentially all of the Company’s consolidated net assets are held at the subsidiary level and are restricted as of March 31, 2019.

Income Taxes

Income taxes are computed in accordance with ASC 740, Income Taxes, and reflect the net tax effects of temporary differences between the financial reporting carrying amounts of assets and liabilities and the corresponding income tax amounts. The Company has deferred tax assets and liabilities and maintains valuation allowances where it is more likely than not that all or a portion of deferred tax assets will not be realized. To the extent the Company determines that it will not realize the benefit of some or all of its deferred tax assets, such deferred tax assets will be adjusted through the Company’s provision for income taxes in the period in which this determination is made. As of March 31, 2019 and December 31, 2018, the Company recorded valuation allowances against deferred tax assets of $12.6 million related to net operating losses.

The Company’s consolidated interim effective tax rate is based upon expected annual income before applicable taxes, statutory tax rates and tax laws in the various jurisdictions in which the Company operates. Significant or unusual items, including adjustments to accruals for tax uncertainties, are recognized in the quarter in which the related event occurs.

The Company’s global effective tax rates were (1.1)% and 11.8% respectively, for the three months ended March 31, 2019 and 2018 and include the impact of the excess tax benefit relating to share-based compensation being recorded in income tax expense. The global effective tax rate for each period reflects the impact of the Company’s non-controlling interests not being taxed at the statutory U.S. corporate tax rates.

Cash and Cash Equivalents

Cash on hand and investments with original maturities of three months or less (that are readily convertible to cash) are considered to be cash equivalents. The Company has restricted cash held in money market accounts, which approximate fair value and are a level 1 input in the fair value hierarchy.

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company includes restricted cash in the cash and cash equivalents balance reported in the Consolidated Statements of Cash Flows. The reconciliation between cash and cash equivalents in the Consolidated Statements of Financial Position and the Consolidated Statements of Cash Flows is as follows (in millions):

	March 31, 2019	March 31, 2018
Cash and cash equivalents on Consolidated Statements of Financial Position	$107.9	$459.4
Other restricted cash (other current assets)	474.9	515.7
Merchant float (in settlement assets and merchant float)	1,664.2	1,894.3

Total cash and cash equivalents per the Consolidated Statements of Cash Flows	$2,247.0	$2,869.4

Property, Equipment and Software—net

Property, equipment and software consists of the Company’s facilities, furniture and equipment, software, land and leasehold improvements. Facilities, furniture and equipment and software are depreciated on a straight-line basis over their respective useful lives, which are 15 to 40 years for the Company’s facilities and related improvements, 2 to 10 years for furniture and equipment and 3 to 8 years for software. Leasehold improvements are depreciated on a straight-line basis over the lesser of the estimated useful life of the improvement which is 3 to 10 years or the term of the lease. Also included in property, equipment and software is work in progress consisting of costs associated with software developed for internal use which has not yet been placed in service. Accumulated depreciation as of March 31, 2019 and December 31, 2018 was $585.7 million and $540.9 million, respectively.

The Company capitalizes certain costs related to computer software developed for internal use and amortizes such costs on a straight-line basis over an estimated useful life of 5 to 8 years. Research and development costs incurred prior to establishing technological feasibility are charged to operations as such costs are incurred. Once technological feasibility has been established, costs are capitalized until the software is placed in service.

Goodwill and Intangible Assets

In accordance with ASC 350, Intangibles—Goodwill and Other, the Company tests goodwill for impairment for each reporting unit on an annual basis, or when events occur or circumstances indicate the fair value of a reporting unit is below its carrying value. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that implied fair value of the goodwill within the reporting unit is less than its carrying value. The Company performed its most recent annual goodwill impairment test for all reporting units as of July 31, 2018 using market data and discounted cash flow analyses. Based on this analysis, it was determined that the fair value of all reporting units was substantially in excess of the carrying value. There have been no other events or changes in circumstances subsequent to the testing date that would indicate impairment of these reporting units as of March 31, 2019.

Intangible assets consist of acquired customer relationships, trade names, customer portfolios and related assets that are amortized over their estimated useful lives. The Company reviews finite lived intangible assets for possible impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. As of March 31, 2019, there have been no such events or circumstances that would indicate potential impairment of finite lived intangible assets.

Settlement Processing Assets and Obligations and Merchant Float

Settlement assets and obligations and merchant float represent intermediary balances arising from the settlement process which involves the transferring of funds between card issuers, merchants and Sponsoring Members. Funds are processed under two models, a sponsorship model and a direct member model. In the United States, the Company operates under the sponsorship model and outside the United States the Company operates under the direct membership model.

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Under the sponsorship model, in order for the Company to provide electronic payment processing services, Visa, MasterCard and other payment networks require sponsorship by a member clearing bank. The Company has an agreement with various banks and financial institutions, (the “Sponsoring Member”) to provide sponsorship services to the Company. Under the sponsorship agreements, the Company is registered as a Visa Third-Party Agent and a MasterCard Service Provider. The sponsorship services allow us to route transactions under the Sponsoring Members’ membership to clear card transactions through MasterCard, Visa and other networks. Under this model, the standards of the payment networks restrict us from performing funds settlement and as such require that these funds be in the possession of the Sponsoring Member until the merchant is funded. Accordingly, settlement assets and obligations resulting from the submission of settlement files to the network or cash received from the network in advance of funding the network are the responsibility of the Sponsoring Member and are not recorded on the Company’s Consolidated Statements of Financial Position.

In the United States, settlement assets and obligations are recorded by the Company related to the Issuer Solutions business when funds are transferred from the Company to the Sponsoring Member for settlement prior to receiving funds from the financial institution customer or funds are received from the financial institution customer prior to transferring funds to the Sponsoring Member for settlement. These timing differences result in a settlement asset or obligation. The amounts are generally collected or paid the following business day.

Settlement assets and obligations are also recorded in the United States as result of intermediary balances due to/from the Sponsoring Member. The Company receives funds from certain networks which are owed to the Sponsoring Member for settlement. In other cases the Company transfers funds to the Sponsoring Member for settlement in advance of receiving funds from the network. These timing differences result in a settlement asset or obligation. The amounts are generally collected or paid the following business day. Additionally, U.S. settlement assets and obligations arise related to interchange expenses, merchant reserves and exception items.

Under the direct membership model, the Company is a direct member in Visa, MasterCard and other various payment networks as third party sponsorship to the networks is not required. This results in the Company performing settlement between the networks and the merchant and requiring adherence to the standards of the payment networks in which the Company is a direct member. Settlement assets and obligations result when the Company submits the merchant file to the network or when funds are received by the Company in advance of paying the funds to a different entity or merchant. The amounts are generally collected or paid the following business day.

Merchant float represents surplus cash balances the Company holds on behalf of its merchant customers when the incoming amount from the card networks precedes when the funding to customers falls due. Such funds are held in a fiduciary capacity, and are not available for the Company to use to fund its cash requirements.

Derivatives

The Company accounts for derivatives in accordance with ASC 815, Derivatives and Hedging. This guidance establishes accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the Consolidated Statements of Financial Position at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated as a cash flow hedge, the change in the fair value of the derivative will be recorded in accumulated other comprehensive income (loss) (“AOCI”) and will be recognized in the statement of income when the hedged item affects earnings. Additionally, the Company’s net investment hedges, which act as economic hedges of the Company’s net investments in its foreign subsidiaries, are recorded in AOCI. The Company does not enter into derivative financial instruments for speculative purposes. See Note 7—Derivatives and Hedging Activities for further discussion.

Visa Europe and Contingent Value Rights

During June 2016, Legacy Worldpay disposed of its ownership interest in Visa Europe to Visa, Inc. In connection with the disposal, the Company agreed to pay the Legacy Worldpay owners 90% of the net-of-tax proceeds from the disposal, pending the resolution of certain historical claims and the finalization of the proceeds from disposal. The proceeds from the disposal (primarily restricted cash) and the related liability to former owners are recorded in other current assets and other current liabilities, respectively, in the Company’s Consolidated Statements of Financial Position.

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Foreign Currencies

For operations outside the United States that prepare financial statements in currencies other than the U.S. dollar, results of operations and cash flows are translated at average exchange rates during the period and assets and liabilities are translated at spot exchange rates at the end of the period. Foreign currency translation adjustments are included as a separate component of accumulated other comprehensive income (loss) in total equity. The effects of changes in exchange rates between the designated functional currency and the currency in which a transaction is denominated are recorded as foreign currency transaction gains (losses) in the Consolidated Statements of Income and Comprehensive Income and were immaterial for the three months ended March 31, 2019 and 2018.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842). This ASU amends the existing guidance by requiring the recognition of all leases, including operating leases, on the balance sheet as right of use asset and lease liability and disclosing key information about the lease arrangements. The Company adopted this ASU on January 1, 2019 using the modified retrospective approach with no cumulative effect on retained earnings. See Note 3—Leases for more information.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities, which amends and simplifies existing guidance to better align an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. The Company adopted this ASU as of January 1, 2019 with an immaterial impact on the Company’s Consolidated Financial Statements. See Note 7—Derivatives and Hedging Activities for more information.

In August 2018, the SEC issued a final rule amending certain of its disclosure requirements. This rule eliminates or simplifies redundant or outdated disclosure requirements. The rule also requires companies to present changes in shareholders’ equity on a quarterly basis for both current and prior year periods.

In August 2018, the FASB issued Accounting Standards Update (“ASU”) 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This ASU is effective for the annual periods beginning after December 15, 2019 and interim periods within those annual periods, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its Consolidated Financial Statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU presents new methodology for calculating credit losses on financial instruments (e.g. trade receivables) based on expected credit losses and expands the types of information companies must use when calculating expected losses. This ASU is effective for annual periods beginning after December 15, 2019 and interim periods within those annual periods, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its Consolidated Financial Statements.

2. REVENUE RECOGNITION

In May 2014, the FASB issued ASU 2014-09, Revenue From Contracts With Customers (Topic 606) (“ASC 606”). ASC 606 supersedes the revenue recognition requirements in Accounting Standard Codification (“ASC”) 605, Revenue Recognition (“ASC 605”). The new standard provides a five-step analysis of transactions to determine when and how revenue is recognized, based upon the core principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard also requires additional disclosures regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company adopted ASC 606 on January 1, 2018, using the modified retrospective method. The new standard requires the Company to disclose the accounting policies in effect prior to January 1, 2018, as well as the policies it has applied starting January 1, 2018. Revenue is measured based on consideration specified in a contract with a customer. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a service or goods to a customer.

Periods commencing January 1, 2018

The Company has contractual agreements with its customers that set forth the general terms and conditions of the relationship including line item pricing, payment terms and contract duration. Revenue is recognized when the performance obligation under the terms of the Company’s contract with its customer is satisfied. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring goods or providing services. The Company generates revenue primarily by processing electronic payment transactions. Set forth below is a description of the Company’s revenue by segment.

Technology Solutions

Technology Solutions provides merchant acquiring, payment processing and related services to a diverse set of merchants that primarily accept payments through eCommerce and integrated payment solutions.

Merchant Solutions

Merchant Solutions provides merchant acquiring, payment processing and related services to a diverse set of merchants that primarily accept payments through an omni-channel solution including terminal based.

Issuer Solutions

Issuer Solutions provides card issuer processing, payment network processing, fraud protection and card production to a diverse set of financial institutions, including regional banks, community banks, credit unions and regional personal identification number (“PIN”) networks.

Performance Obligations

At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies performance obligations for each promise to transfer to the customer a good or service that is distinct. The Company’s performance obligation relating to its payment processing services revenue is to provide continuous access to the Company’s system to process as much as its customers require. Since the number or volume of transactions to be processed is not determinable at contract inception, the Company’s payment processing services consist of variable consideration under a stand ready service of distinct days of service that are substantially the same with the same pattern of transfer to the customer. As such, the stand-ready obligation is accounted for as a single-series performance obligation whereby the variability of the transaction value is satisfied daily as the performance obligation is performed.

The Company’s payment processing services include all aspects of payment processing, including authorization and settlement, customer service, chargeback and retrieval processing, reporting for electronic payment transactions and network fee and interchange management.

The Company’s products and services consists of, but are not limited to, foreign currency management, payment card industry regulatory compliance services, payment security (e.g. tokenization, encryption and fraud services), chargeback resolution, billing statement production (e.g. reporting and analytics), card production, and card-processing equipment sales. An evaluation is performed to determine whether or not these are separate performance obligations from payment processing. Once the performance obligations are identified, the total estimated transaction value is allocated based on a stand-alone selling price. Revenue from products and services is recognized at a point in time or over time depending on the products or services. Chargeback resolution services, card production and equipment sales are generally recognized at a point in time while most other performance obligations are billed and recognized over the contract period as the services are performed.

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

As a result of adopting ASC 606, the Company records certain fees paid to third parties, including network fees and other costs, as a reduction of revenue. The adoption of ASC 606 did not have a material impact on any other line items of the Company’s Consolidated Statements of Income, Statements of Comprehensive (Loss) Income, Statements of Financial Position, Statements of Equity and Statements of Cash Flows.

Disaggregation of Revenue

In the following table, revenue is disaggregated by source of revenue (in millions):

	Three Months Ended March 31, 2019
	Technology Solutions	Merchant Solutions	Issuer Solutions	Total
Major Products and Services (1)
Processing services	$284.0	$361.3	$46.2	$691.5
Products and services	143.3	98.1	37.1	278.5

Total	$427.3	$459.4	$83.3	$970.0

	Three Months Ended March 31, 2018
	Technology Solutions	Merchant Solutions	Issuer Solutions	Total
Major Products and Services (1)
Processing services	$230.1	$340.0	$46.8	$616.9
Products and services	106.3	92.2	35.3	233.8

Total	$336.4	$432.2	$82.1	$850.7

(1)	Revenue breakdown is based on management’s view and certain products and services revenue may be based on the number or volume of transactions.

Processing Services

Processing services revenue is primarily derived from processing credit and debit card transactions comprised of fees charged to businesses for payment processing services. The fees charged consist of a percentage of the transaction value, a specified fee per transaction, a fixed fee, or a combination.

Products and Services

Products and services revenue is primarily derived from ancillary services such as treasury management and foreign exchange, regulatory compliance, chargebacks and fraud services for which the fees charged may or may not be related to the volume or number of transactions.

Costs to Obtain and Fulfill a Contract

ASC 606 requires capitalizing costs of obtaining a contract when those costs are incremental and expected to be recovered. Since incremental commission fees paid to sales teams as a result of obtaining contracts are recoverable, the Company recorded a $28.8 million ($22.3 million net of deferred taxes) cumulative catch-up capitalized asset on January 1, 2018. As of March 31, 2019 and December 31, 2018, the amount capitalized as contract costs is $42.4 million and $39.3 million, respectively, which is included in other non-current assets.

In order to determine the amortization period for sales commission contract costs, the Company applied the portfolio approach for “like-kind contracts” to which sales compensation earnings can be applied and allocated incentive payments to each portfolio accordingly. The Company evaluated each individual portfolio to determine the proper length of time over which the capitalized incentive should be amortized by analyzing customer attrition rates using historical data and other metrics.

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company determined that straight-line amortization would best correspond to the transfer of services to customers since services are transferred equally over time and have limited predictable volatility. The amortization periods range from 3 to 10 years and are based on the expected life of a customer. During the three months ended March 31, 2019 and 2018, the amount of amortization was $2.6 million and $2.5 million, respectively, which is recorded in sales and marketing expense. There was no impairment loss in relation to the costs capitalized.

The Company recognizes incremental sales commission costs of obtaining a contract as expense when the amortization period for those assets is one year or less per the practical expedient in ASC 606. These costs are included in sales and marketing expense.

Customer incentives represent signing bonuses paid to customers. Customer incentives are paid in connection with the acquisition or renewal of customer contracts, and are therefore deferred and amortized using the straight-line method based on the expected life of the customer. As of March 31, 2019 and December 31, 2018, the Company had $75.8 million and $71.5 million, respectively, of customer incentives included in other assets in the Company’s Consolidated Statements of Financial Position. For the three months ended March 31, 2019, and 2018, the Company had $7.9 million and $6.2 million, respectively, of amortization expense related to these costs recorded as contra-revenue in the Company’s Consolidated Statements of Income.

The Company capitalizes conversion costs associated with enabling customers to receive its processing services. As of March 31, 2019 and December 31, 2018, the Company had $56.5 million and $51.7 million, respectively, of capitalized conversion costs included in Intangible assets—net in the Company’s Consolidated Statements of Financial Position. For the three months ended March 31, 2019, and 2018, the Company had, $3.2 million and $0.9 million, respectively, of amortization expense related to these costs, which is recorded in depreciation and amortization expense in the Company’s Consolidated Statements of Income. These costs are amortized over the average life of the customer.

Contract Balances

Accounts Receivable-net

Accounts receivable primarily represent processing revenues earned but not collected. For a majority of its customers, the Company has the authority to debit the client’s bank accounts; as such, collectibility is reasonably assured. Aside from debiting a client’s bank account, the Company collects a majority of its revenue via net settlement with the remaining portion collected via billing the customer. The Company records a reserve for doubtful accounts when it is probable that the accounts receivable will not be collected. The Company reviews historical loss experience and the financial position of its customers when estimating the allowance. As of March 31, 2019 and December 31, 2018, the allowance for doubtful accounts was not material to the Company’s Consolidated Statements of Financial Position.

Contract Liabilities

Contract liabilities, which relate to advance consideration received from customers (deferred income) before transfer of control occurs and therefore revenue is recognized, is not material to the Company’s Consolidated Financial Statements.

Remaining Performance Obligations

ASC 606 requires disclosure of the aggregate amount of the transaction price allocated to unsatisfied performance obligations; however, as permitted by ASC 606, the Company has elected to exclude from this disclosure any contracts with an original duration of one year or less and any variable consideration that meets specified criteria. As discussed above, the Company’s core performance obligation consists of variable consideration under a stand-ready series of distinct days of service and revenue from the Company’s products and service arrangements are generally billed and recognized as the services are performed. The aggregate fixed consideration portion of customer contracts with an initial contract duration greater than one year is not material.

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. LEASES

The Company adopted ASU 2016-02, Leases, on January 1, 2019. Accounting Standards Codification Topic 842, Leases (“ASC 842”) amends previous lease guidance under ASC 840 by requiring the recognition of all leases, including operating leases, on the balance sheet as right of use asset (“ROU”) and the present value (“PV”) lease liability, as well as disclosing key information about the lease arrangements. The Company elected to adopt ASC 842 using the modified retrospective transition approach using the effective date method, which results in the recognition of lease assets and liabilities as of the beginning of the period of adoption without requiring restatement of the prior period financials presented, so comparable periods presented in the Consolidated Financial Statements prior to January 1, 2019 continue to be presented under ASC 840.

At adoption, the Company elected the package of practical expedients in the guidance which consists of not reassessing whether any expired or existing contracts contain leases, not reassessing the lease classification for any expired or existing leases and not reassessing initial direct costs for any existing leases. The Company, however, did not elect the separate hindsight practical expedient.

Since most of the Company’s operating lease contracts do not provide an implicit rate, the Company made a policy election to use an incremental borrowing rate applicable to the geographic location of the leased asset and based on the remaining lease term in determining the present value of future minimum lease payments for purposes of recognizing a lease liability and corresponding ROU asset. Additionally, the Company made an accounting policy election to not recognize an ROU asset and lease liability for short-term leases with an initial term of 12 months or less.

The Company has various lease agreements for office space and land which are classified as operating leases and for equipment which is classified as finance leases. The operating lease agreements typically contain lease and non-lease components, which are accounted for separately since the Company is able to easily identify the applicable lease components. Lease terms may include options to extend or terminate the lease, which are factored into the recognition of ROU assets and lease liabilities when it is reasonably certain that the Company will exercise that option. The Company does not have any lease agreements whose payments are variable in nature (i.e. leases based on an index). Lease costs for operating leases, including short-term leases, are recognized over the lease term on a straight-line basis.

On January 1, 2019, the Company recorded both operating lease ROU assets of $93.2 million and lease liabilities of $139.2 million. The difference between the asset and liability primarily relates to previously recorded deferred rent, unfavorable acquired lease obligations and lease exit costs. The adoption of ASC 842 had an immaterial impact on the Company’s Consolidated Statements of Income (Loss) and Consolidated Statements of Cash Flows for the three months ended March 31, 2019.

The table below presents the Company’s leased assets and related lease liabilities (in millions):

Leases	Classification	March 31, 2019
Assets
Operating lease assets	Other long-term assets	$92.1
Finance lease assets	Property, equipment and software-net	32.9
Finance lease assets	Intangible assets	9.8

Liabilities
Current:
Operating	Other current liabilities	$19.9
Finance	Current maturities of finance lease obligations	23.2
Non-current:
Operating	Other non-current liabilities	117.0
Finance	Finance lease obligations	28.4

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The table below presents the costs associated with the leased assets (in millions):

Leases	Classification	Three Months Ended March 31, 2019
Operating lease cost:	General and administrative and Other operating costs
Short-term		$0.8
Long-term		9.3
Finance lease cost:
Amortization of leased assets	Depreciation and amortization	3.6
Interest on lease liabilities	Interest expense-net	0.6

Total lease cost		$14.3

The future minimum lease payments required under all leases and the present value of net minimum lease payments as of March 31, 2019 are as follows (in millions):

Maturity of Lease Liabilities	Operating	Finance
Nine months ended December 31, 2019	$18.3	$20.0
2020	23.2	17.3
2021	19.7	12.7
2022	17.4	5.3
2023	15.0	—
Thereafter	69.8	—

Total	$163.4	$55.3
Less: Interest	26.5	3.7

Present value of lease liabilities	$136.9	$51.6

The future minimum lease payments required under operating leases as of December 31, 2018 are as follows (in millions):

Year Ended December 31,
2019	$27.8
2020	23.2
2021	21.7
2022	19.0
2023	15.6
Thereafter	71.2

Total	$178.5

The table below summarizes the weighted average remaining lease term and weighted average discount rate used by lease type:

Lease Term and Discount Rate	March 31, 2019
Weighted-average remaining lease term (years):
Operating leases	9.0
Finance leases	2.6
Weighted-average discount rate:
Operating leases	3.9%
Finance leases	4.9%

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The table below summarizes the impact to cash flows related to leases (in millions):

Three Months Ended March 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows used for operating leases	$6.0
Operating cash flows used for finance leases	0.5
Financing cash flows used for finance leases	6.5
Leased assets obtained in exchange for new finance lease liabilities	—
Leased assets obtained in exchange for new operating lease liabilities	0.7

4. BUSINESS COMBINATIONS

Acquisition of Legacy Worldpay

On January 16, 2018, the Company completed the acquisition of Legacy Worldpay by acquiring 100% of the issued and outstanding shares (the “acquisition”). The approximately $11.9 billion purchase price consisted of Legacy Worldpay shareholders receiving a $1.5 billion cash payment and 133.6 million shares of the Company’s Class A common stock. The acquisition-date fair value of the shares of the Company’s Class A common stock issued was $10.4 billion and was determined based on the share price of $77.60 per share, the opening price of the Company’s Class A common stock on the New York Stock Exchange on January 16, 2018 since the acquisition closed before the market opened on January 16, 2018.

The acquisition creates a leading global payments technology company that is uniquely positioned to address clients’ needs with innovative and strategic capabilities.

The acquisition was accounted for as a business combination under ASC 805, Business Combinations (“ASC 805”). The purchase price was allocated to the assets acquired and the liabilities assumed based on the estimated fair value at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill, none of which is deductible for tax purposes. Goodwill, assigned to Technology Solutions, Merchant and Issuer Solutions, consists primarily of the acquired workforce and growth opportunities, none of which qualify as an intangible asset.

The final purchase price allocation is as follows (in millions):

Cash acquired	$569.9
Current assets (1)	4,113.8
Property, equipment and software	561.1
Intangible assets	3,380.1
Goodwill	10,571.9
Other non-current assets	109.3
Current liabilities (2)	(4,524.8)
Long-term debt (3)	(2,304.7)
Deferred tax liability	(532.8)
Non-current liabilities	(68.3)

Total purchase price	$11,875.5

(1)	Includes $1,944.9 million of merchant float and $511.1 million of other restricted cash.
(2)	Includes $118.6 million of dividend payable to reflect the special dividend granted to the shareholders of Legacy Worldpay.
(3)	Includes $1,631.0 million of debt which was paid off subsequent to the completion of acquisition.

Intangible assets primarily consist of customer relationship assets, internal-use software and a trade name with weighted average estimated useful lives of 6.7 years, 6.5 years and 10 years, respectively.

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

For the three months ended March 31, 2018, the Company incurred transaction expenses of approximately $120.8 million in conjunction with the acquisition of Legacy Worldpay. All transaction costs incurred for the three months ended March 31, 2018 are included in general and administrative expenses on the accompanying Consolidated Statements of Income.

Under the terms of the Legacy Worldpay transaction agreement, the Company replaced equity awards held by certain employees of Legacy Worldpay. The fair value of the replacement awards was approximately $82.4 million. The portion of the fair value of the replacement awards related to the services provided prior to the acquisition of approximately $44.2 million was part of the consideration transferred to acquire Legacy Worldpay. The remaining portion of the fair value is associated with future service and will be recognized as expense over the future service period.

Pro Forma Results Giving Effect to the Legacy Worldpay Acquisition

The following pro forma combined financial information presents the Company’s results of operations for the three months ended March 31, 2018, as if the acquisition had occurred on January 1, 2017 (in millions, except share amounts).

Three Months Ended March 31, 2018
(Pro forma)
Total revenue	$914.5
Net income attributable to Worldpay, Inc.	33.6
Net income per share attributable to Worldpay, Inc. Class A common stock:
Basic	$0.11
Diluted	$0.11
Shares used in computing net income per share of Class A common stock:
Basic	296,498,480
Diluted	298,027,972

The pro forma results include certain pro forma adjustments that were directly attributable to the acquisition as follows:

•	additional amortization expense that would have been recognized relating to the acquired intangible assets; and

•	adjustment to interest expense to reflect the additional borrowings of the Company in conjunction with the acquisition and removal of Legacy Worldpay debt.

•

a reduction in expenses for the three months ended March 31, 2018 relating to acquisition-related transaction costs and debt refinancing costs incurred by the Company, which were applied to the three months ended March 31, 2017.

5. GOODWILL AND INTANGIBLE ASSETS

Changes in the carrying amount of goodwill for the three months ended March 31, 2019 are as follows (in millions):

	Technology Solutions	Merchant Solutions	Issuer Solutions	Total
Balance as of December 31, 2018	$9,608.4	$3,934.3	$595.2	$14,137.9
Effect of foreign currency translation	127.3	36.8	—	164.1

Balance as of March 31, 2019	$9,735.7	$3,971.1	$595.2	$14,302.0

Intangible assets consist of acquired customer relationships, trade name and customer portfolios and related assets. The useful lives of customer relationships are determined based on forecasted cash flows, which include estimates for customer attrition associated with the underlying portfolio of customers acquired. The customer relationships acquired in conjunction with acquisitions are amortized based on the pattern of cash flows expected to be realized taking into consideration expected revenues and customer attrition, which are based on historical data and the Company’s estimates of future performance. These estimates result in accelerated amortization on certain acquired intangible assets.

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

As of March 31, 2019 and December 31, 2018, the Company’s finite lived intangible assets consisted of the following (in millions):

	March 31, 2019	December 31, 2018
Customer relationship intangible assets	$4,592.1	$4,540.9
Trade name	355.9	348.8
Customer portfolios and related assets	328.0	323.8
Patents	2.4	2.3

	5,278.4	5,215.8

Less accumulated amortization on:
Customer relationship intangible assets	2,048.2	1,865.5
Trade name	45.4	35.5
Customer portfolios and related assets	201.3	187.0

	2,294.9	2,088.0

Intangible assets, net	$2,983.5	$3,127.8

Customer portfolios and related assets acquired during the three months ended March 31, 2019 have weighted-average amortization periods of 3.0 years. Amortization expense on intangible assets for the three months ended March 31, 2019 and 2018 was $197.4 million and $149.8 million, respectively.

The estimated amortization expense of intangible assets for the remainder of 2019 and the next five years is as follows (in millions):

Nine months ended December 31, 2019	$561.9
2020	609.4
2021	506.5
2022	440.5
2023	276.6
2024	255.4

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

6. LONG-TERM DEBT

As of March 31, 2019 and December 31, 2018, the Company’s long-term debt consisted of the following (in millions):

	March 31, 2019	December 31, 2018
Term A loan, maturing in January 2023(1)	$3,228.6	$3,271.1
Term A loan, maturing in January 2023 (2)	602.9	597.6
Term B loan, maturing in October 2023	—	520.1
Term B loan, maturing in August 2024(3)	1,737.5	1,741.8
Senior Unsecured Dollar Notes, maturing in November 2025(4)	500.0	500.0
Senior Unsecured Sterling Notes, maturing in November 2025(5)	611.9	598.5
Senior Unsecured Euro Note, maturing in November 2022(6)	605.4	617.5
Leasehold mortgage, expiring on August 10, 2021(7)	10.0	10.0
Revolving credit facility, expiring in January 2023(8)	246.0	50.0
Less: Current portion of notes payable	(219.3)	(225.7)
Less: Original issue discount	(4.7)	(6.2)
Less: Debt issuance costs	(49.0)	(52.6)

Notes payable	$7,269.3	$7,622.1

(1)

Interest at a variable base rate (LIBOR) plus a spread rate (150 basis points) (weighted average rate of 3.95% at March 31, 2019) and amortizing on a basis of 1.25% per quarter during each of the first twelve quarters (June 2018 through March 2021), 1.875% per quarter during the next four quarters (June 2021 through March 2022) and 2.50% per quarter during the next three quarters (June 2022 through December 2022) with a balloon payment due at maturity.

(2)

£463 million principal outstanding, translated to U.S dollars at the spot rate of 1.3020 U.S. dollars per Pound Sterling at March 31, 2019. Interest at a variable base rate (GBP LIBOR) plus a spread rate (150 basis points) (total rate of 2.23% at March 31, 2019) and amortizing on a basis of 1.25% per quarter during each of the first twelve quarters (June 2018 through March 2021), 1.875% per quarter during the next four quarters (June 2021 through March 2022) and 2.50% per quarter during the next three quarters (June 2022 through December 2022) with a balloon payment due at maturity.

(3)

Interest payable at a variable base rate (LIBOR) plus a spread rate (175 basis points) (weighted average rate of 4.21% at March 31, 2019) and amortizing on a basis of 0.25% per quarter, with a balloon payment due at maturity.

(4)	$500 million principal senior unsecured notes with interest payable semi-annually at a fixed rate of 4.375% and principal due upon maturity.
(5)

£470 million principal senior unsecured notes with interest payable semi-annually at a fixed rate of 3.875% and principal due upon maturity. The spot rate of 1.3020 U.S. dollars per Pound Sterling at March 31, 2019 was used to translate the Note to U.S. dollars.

(6)

€500 million principal senior unsecured note with interest payable semi-annually at a fixed rate of 3.75% and principal due upon maturity. The spot rate of 1.1229 U.S. dollars per Euro at March 31, 2019 was used to translate the Note to U.S. dollars. Includes remaining unamortized fair value premium of $43.9 million at March 31, 2019.

(7)	Interest payable monthly at a fixed rate of 6.22%.
(8)	Available revolving credit facility of $1.25 billion borrowing interest at a variable base rate (total rate of 6.0% at March 31, 2019).

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

2018 Debt Activity

The closing of the Legacy Worldpay acquisition on January 16, 2018 resulted in the effectiveness of several debt amendments to the Company’s loan agreement entered into prior to the closing. The resulting incremental funding and availability was as follows:

•	$1,605 million of additional Term A loans maturing in January 2023

•	$535 million of additional Term B loans maturing in August 2024

•	$600 million of additional revolving credit commitments, resulting in total available revolving credit of $1,250 million

•	$594.5 million backstop (expired on June 15, 2018)

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

As a result of the closing of the Legacy Worldpay acquisition, the Company expensed approximately $56.6 million primarily consisting of the write-offs of unamortized deferred financing fees and original issue discount (“OID”) and fees related to previously committed unused backstop facilities associated with the component of the debt activity accounted for as a debt extinguishment and certain third party costs incurred in connection with the debt activity. Amounts expensed in connection with the refinancing are recorded as a component of non-operating expenses in the accompanying consolidated statement of income for the three months ended March 31, 2018.

On June 22, 2018, the Company amended the Existing Loan Agreement by modifying certain terms of its Term A-5 Loans (January 2023 maturity date), the Term B-3 (October 2023 maturity date) and B-4 Loans (August 2024 maturity date) and Revolving Loans (January 2023 maturity date). The amendment reduced the Company’s interest rate spread on the Term B-3 and B-4 Loans by 25 basis points and changed the pricing for the Term A-5 Loans and Revolving Loans, the immediate effect of which was to lower the interest rate spread on the Term A-5 Loans and Revolving Loans by 25 basis points.

Although the Company’s total borrowings did not change as a result of the refinancing, the amendment established a new class of Term A-6 Loans of approximately £488 million as a mirror tranche to the Term A-5 Loans under the same terms and pricing. The proceeds of the Term A-6 Loans were used to refinance and replace the existing Term A-3 Loans and certain Term A-5 Loans. In addition, commitments under the Company’s Term A-5 Loans increased by $100 million and the proceeds were used to reduce the existing Term B-3 Loans and Term B-4 Loans, each by $50 million.

Additionally, as a result of new debt being issued in connection with the Company’s acquisition of Legacy Worldpay in January 2018, and the amendment to reprice the Existing Loan Agreement in June 2018, the Company capitalized approximately $23.7 million of deferred financing costs for the year ended December 31, 2018.

2019 Debt Activity

On January 15, 2019, the Company paid down the outstanding balance on its Term B-3 Loan in the amount of $520.1 million, which resulted in a write-off of debt issuance costs and original issue discount of approximately $2.4 million recorded as a component of non-operating expenses in the Company’s accompanying Consolidated Statements of Income for the three months ended March 31, 2019.

Guarantees and Security

The Company’s debt obligations at March 31, 2019 are unconditional and, with the exception of the Euro Note, are guaranteed by Worldpay Holding and certain of Worldpay Holding’s existing and subsequently acquired or organized domestic subsidiaries. The refinanced debt and related guarantees are secured on a first-priority basis (subject to liens permitted under the Third Amended and Restated Loan Agreement) by a lien on substantially all the tangible and intangible assets of the Company and the aforementioned subsidiaries, including substantially all the capital stock (subject to a 65% limitation on pledges of capital stock of foreign subsidiaries and domestic holding companies of foreign subsidiaries) and personal property of Worldpay Holding and any obligors under the Third Amended and Restated Loan Agreement as well as any real property in excess of $25 million in the aggregate held by Worldpay Holding or any obligors (other than Worldpay Holding), subject to certain exceptions. The Euro Note is guaranteed by Worldpay Group Limited. Additionally, the Euro Note is also guaranteed by Worldpay LLC as a result of the Company receiving the required consent from the Euro Note holders in July 2018 to relieve reporting requirements associated with those notes.

Covenants

There are certain financial and non-financial covenants contained in the Existing Loan Agreement for the refinanced debt, which are tested on a quarterly basis. The financial covenants require maintenance of certain leverage and interest coverage ratios. At March 31, 2019, the Company was in compliance with these financial covenants.

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

7. DERIVATIVES AND HEDGING ACTIVITIES

Risk Management Objective of Using Derivatives

The Company enters into derivative financial instruments to manage differences in the amount, timing and duration of its known or expected cash payments related to its variable-rate debt. As of March 31, 2019 and December 31, 2018, the Company’s interest rate derivative instruments for this purpose consist of interest rate swaps and interest rate cap agreements. The interest rate swaps hedge the variable rate debt by effectively converting floating-rate payments to fixed-rate payments. The interest rate cap agreements cap a portion of the Company’s variable rate debt if interest rates rise above the strike rate on the contract.

In May 2018, the Company entered into additional interest rate cap and swap agreements and the Company paid an upfront premium of approximately $8.1 million for the interest rate caps. As of March 31, 2019, the Company’s interest rate caps, including those executed in prior years, had a fair value of $15.9 million, classified within other current and non-current assets on the Company’s consolidated statements of financial position. The interest rate swaps and caps (collectively “interest rate contracts”) are designated as cash flow hedges for accounting purposes.

Accounting for Derivative Instruments

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities, which amends and simplifies existing guidance to better align an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. The Company adopted this ASU as of January 1, 2019 with an immaterial impact on the Company’s Consolidated Financial Statements.

The Company recognizes derivatives in other current and non-current assets or liabilities in the accompanying Consolidated Statements of Financial Position at their fair values. Refer to Note 10—Fair Value Measurements for a detailed discussion of the fair value of its derivatives. The Company designates its interest rate contracts as cash flow hedges of forecasted interest rate payments related to its variable-rate debt.

The Company formally documents all relationships between hedging instruments and underlying hedged transactions, as well as its risk management objective and strategy for undertaking hedge transactions. This process includes linking all derivatives that are designated as cash flow hedges to forecasted transactions. A formal assessment of hedge effectiveness is performed both at inception of the hedge and on an ongoing basis to determine whether the hedge is highly effective in offsetting changes in cash flows of the underlying hedged item. Hedge effectiveness is assessed using a regression analysis. If it is determined that a derivative ceases to be highly effective during the term of the hedge, the Company will discontinue hedge accounting for such derivative.

The Company’s interest rate contracts qualify for hedge accounting under ASC 815, Derivatives and Hedging. Therefore, the gain or loss on the derivative is recorded in AOCI and subsequently reclassified into earnings in the same period during which the hedged transactions affect earnings.

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Cash Flow Hedges of Interest Rate Risk

The following table presents the Company’s interest rate swaps and caps (in millions):

Derivative	Notional Value	Exposure Periods	Strike Rate
Interest rate swap	$600	June 2018 to January 2021
Interest rate swap	500	June 2019 to June 2021

Total	$1,100

Interest rate cap	$1,000	January 2017 to January 2020	0.75%
Interest rate cap	600	June 2018 to June 2021	2.25%

Total	$1,600

The Company does not offset derivative positions in the accompanying consolidated financial statements. The table below presents the fair value of the Company’s derivative financial instruments designated as cash flow hedges included within the accompanying Consolidated Statements of Financial Position (in millions):

	Consolidated Statement of Financial Position Location	March 31, 2019	December 31, 2018
Interest rate contracts	Other current assets	$14.5	$19.3
Interest rate contracts	Other long-term assets	1.5	5.3
Interest rate contracts	Other current liabilities	4.1	1.8
Interest rate contracts	Other long-term liabilities	11.3	8.2

As of March 31, 2019, the Company estimates that $1.4 million will be reclassified from accumulated other comprehensive income as a decrease to interest expense during the next 12 months.

The table below presents the pre-tax effect of the Company’s interest rate contracts on the accompanying Consolidated Statements of Comprehensive Income for the three months ended March 31, 2019 and 2018 (in millions):

	Three Months Ended March 31,
	2019	2018
Derivatives in cash flow hedging relationships:
Amount of (loss) gain recognized in OCI (1)	$(9.4)	$6.3
Amount of gain (loss) reclassified from OCI into earnings	2.2	(0.6)
Amount of gain recognized in earnings	—	0.1

(1)	“OCI” represents other comprehensive income.

The location and amount of gains or losses recognized in the consolidated results of operations for cash flow hedging relationships for each of the periods, presented on a pretax basis, are as follows (in millions):

	Three Months Ended March 31,
	2019	2018
	Interest Expense—Net	Interest Expense—Net
Total amounts of income and expense line items presented in the consolidated results of operations in which effects of cash flow hedges are recorded	$72.1	$75.2
Gain (loss) on cash flow hedging relationships	2.2	(0.6)

Credit Risk Related Contingent Features

As of March 31, 2019, the fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $15.8 million.

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company has agreements with each of its derivative counterparties that contain a provision where if the Company defaults on any of its indebtedness, then the Company could also be declared in default on its derivative obligations. As of March 31, 2019, the Company had not posted any collateral related to these agreements. If the Company had breached any of these provisions at March 31, 2019, it could have been required to settle its obligations under the agreements at their termination value of $15.8 million.

Deal Contingent Forward

On August 9, 2017, the Company entered into a £1,150 million notional deal contingent forward to economically hedge a portion of the purchase price relating to the Legacy Worldpay acquisition. The deal contingent forward settled upon the closing of the Legacy Worldpay acquisition in January 2018 and the Company recognized a related realized gain of approximately $69.0 million, of which approximately $35.9 million of the gain relates to the three months ended March 31, 2018, which is recorded in non-operating expense.

Net Investment Hedges

To help protect the net investment in foreign operations from adverse changes in foreign currency exchange rates, the Company uses non-derivative financial instruments, such as its foreign currency-denominated debt, as economic hedges of its net investments in its Euro and GBP functional subsidiaries (see Note 6—Long-Term Debt for more discussion on the Company’s foreign currency-denominated debt). The Company designated 100% of its Euro and GBP denominated debt as net investment hedges.

The Company’s net investment hedges are recorded in other comprehensive income (loss). During the three months ended March 31, 2019 and 2018, the Company recognized in other comprehensive income pre-tax losses of $3.5 million and $7.5 million, respectively, relating to these net investment hedges. Reclassifications out of OCI would only take place if the Company’s subsidiaries were sold or substantially liquidated.

8. CONTROLLING AND NON-CONTROLLING INTERESTS

The Company accounts for non-controlling interests in accordance with ASC 810, Consolidation. Prior to the March 2019 Fifth Third Stock Sale discussed in Note 1- Basis of Presentation and Summary of Significant Accounting Policies, Worldpay, Inc. owned a controlling interest in Worldpay Holding, and therefore consolidated the financial results of Worldpay Holding and its subsidiaries and recorded non-controlling interest for the economic interests in Worldpay Holding held by Fifth Third, which primarily represented Fifth Third’s minority share of net income or loss of equity in Worldpay Holding. The Exchange Agreement entered into prior to the IPO provided for a 1 to 1 ratio between the units of Worldpay Holding and the common stock of Worldpay, Inc. Net income attributable to non-controlling interests does not include expenses incurred directly by Worldpay, Inc., including income tax expense attributable to Worldpay, Inc. Non-controlling interests are presented as a component of equity in the accompanying Consolidated Statements of Financial Position.

The Company also records non-controlling interest related to its 51% ownership in a joint venture.

As a result of the Fifth Third Stock Sale (See Note 1—Basis of Presentation and Summary of Significant Accounting Policies for further discussion), Worldpay, Inc. owned 100% interest in Worldpay Holding as of March 31, 2019. Changes in units and related ownership interest in Worldpay Holding are summarized as follows:

	Worldpay, Inc.	Fifth Third	Total
As of December 31, 2018	300,454,590	10,252,826	310,707,416
% of ownership	96.70%	3.30%
Fifth Third exchange of Worldpay Holding units for shares of Class A common stock	10,252,826	(10,252,826)	—
Equity plan activity (1)	510,677	—	510,677

As of March 31, 2019	311,218,093	—	311,218,093

% of ownership	100.00%	—%

(1)

Includes stock issued under the equity plans less Class A common stock withheld to satisfy employee tax withholding obligations upon vesting or exercise of employee equity awards and forfeitures of restricted Class A common stock awards.

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

As a result of the changes in ownership interests in Worldpay Holding, periodic adjustments are made in order to reflect the portion of net assets of Worldpay Holding attributable to non-controlling unit holders based on changes in the proportionate ownership interests in Worldpay Holding during those periods. At March 31, 2019, an adjustment of $347.4 million was made relating to Fifth Third’s conversion of its remaining Class B units in Worldpay Holding.

The table below provides a reconciliation of net income attributable to non-controlling interests based on relative ownership interests as discussed above (in millions):

	Three Months Ended March 31,
	2019	2018
Net income (loss)	$38.1	$(98.3)
Items not allocable to non-controlling interests:
Worldpay, Inc. expenses (1)	1.7	30.6

Worldpay Holding net income (loss)	$39.8	$(67.7)

Net income (loss) attributable to non-controlling interests of Fifth Third (2)	$1.1	$(1.0)
Net income attributable to joint venture non-controlling interest (3)	0.6	0.3

Total net income (loss) attributable to non-controlling interests	$1.7	$(0.7)

(1)	Primarily represents income tax expense for the three months ended March 31, 2019. Primarily represents acquisition related expenses for the three months ended March 31, 2018.
(2)

Net income attributable to non-controlling interests of Fifth Third reflects the allocation of Worldpay Holding’s net income based on the proportionate ownership interests in Worldpay Holding held by the non-controlling unit holders. The net income attributable to non-controlling unit holders reflects the changes in ownership interests summarized in the table above.

(3)	Reflects net income attributable to the non-controlling interest of the joint venture.

9. COMMITMENTS, CONTINGENCIES AND GUARANTEES

Legal Reserve

From time to time, the Company is involved in various litigation matters arising in the ordinary course of its business. While it is impossible to ascertain the ultimate resolution or range of financial liability with respect to these contingent matters, management believes none of these matters, either individually or in the aggregate, would have a material effect upon the Company’s consolidated financial statements.

10. FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses the hierarchy prescribed in ASC 820, Fair Value Measurement, based upon the available inputs to the valuation and the degree to which they are observable or not observable in the market. The three levels in the hierarchy are as follows:

•	Level 1 Inputs—Quoted prices (unadjusted) for identical assets or liabilities in active markets that are accessible as of the measurement date.

•

Level 2 Inputs—Inputs other than quoted prices within Level 1 that are observable either directly or indirectly, including but not limited to quoted prices in markets that are not active, quoted prices in active markets for similar assets or liabilities and observable inputs other than quoted prices such as interest rates or yield curves.

•

Level 3 Inputs—Unobservable inputs reflecting the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk.

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table summarizes assets and liabilities measured at fair value on a recurring basis as of March 31, 2019 and December 31, 2018 (in millions):

	March 31, 2019			December 31, 2018
	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets:
Interest rate contracts	$—	$16.0	$—	$—	$24.6	$—
Liabilities:
Interest rate contracts	$—	$15.4	$—	$—	$10.0	$—
Mercury TRA	—	42.9	—	—	53.2	—

Interest Rate Contracts

The Company uses interest rate contracts to manage interest rate risk. The fair value of interest rate swaps is determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on the expectation of future interest rates (forward curves) derived from observed market interest rate curves. The fair value of the interest rate caps is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected future cash flows of each interest rate cap. This analysis reflects the contractual terms of the interest rate caps, including the period to maturity, and uses observable market inputs including interest rate curves and implied volatilities. In addition, to comply with the provisions of ASC 820, Fair Value Measurement, credit valuation adjustments, which consider the impact of any credit enhancements to the contracts, are incorporated in the fair values to account for potential nonperformance risk. In adjusting the fair value of its interest rate contracts for the effect of nonperformance risk, the Company has considered any applicable credit enhancements such as collateral postings, thresholds, mutual puts, and guarantees.

Although the Company determined that the majority of the inputs used to value its interest rate contracts fell within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its interest rate contracts utilized Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of March 31, 2019 and December 31, 2018, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its interest rate contracts and determined that the credit valuation adjustment was not significant to the overall valuation of its interest rate contracts. As a result, the Company classified its interest rate contract valuations in Level 2 of the fair value hierarchy. See Note 7—Derivatives and Hedging Activities for further discussion of the Company’s interest rate contracts.

Mercury TRA

The Mercury TRA is considered contingent consideration as it is part of the consideration payable to the former owners of Mercury. Such contingent consideration is measured at fair value based on estimates of discounted future cash flows associated with the estimated payments to the Mercury TRA Holders. The liability recorded is re-measured at fair value at each reporting period with the change in fair value recognized in earnings as a non-operating expense.

The following table summarizes carrying amounts and estimated fair values for the Company’s financial instrument liabilities that are not reported at fair value in our consolidated statements of financial position as of March 31, 2019 and December 31, 2018 (in millions):

	March 31, 2019		December 31, 2018
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Liabilities:
Notes payable	$7,488.6	$7,579.0	$7,847.8	$7,679.6

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

We consider that the carrying value of cash and cash equivalents, receivables, accounts payable and accrued expenses approximates fair value (Level 1) given the short-term nature of these items. The fair value of the Company’s notes payable was estimated based on rates currently available to the Company for bank loans with similar terms and maturities and is classified in Level 2 of the fair value hierarchy.

11. NET INCOME PER SHARE

Basic net income per share is calculated by dividing net income (loss) attributable to Worldpay, Inc. by the weighted-average shares of Class A common stock outstanding during the period.

Diluted net income per share is calculated assuming that Worldpay Holding is a wholly-owned subsidiary of Worldpay, Inc., therefore eliminating the impact of Fifth Third’s non-controlling interest. Pursuant to the Exchange Agreement, the Class B units of Worldpay Holding (“Class B units”), which are held by Fifth Third and represent the non-controlling interest in Worldpay Holding, are convertible into shares of Class A common stock on a one-for-one basis. Based on this conversion feature, diluted net income per share is calculated assuming the conversion of the Class B units on an “if-converted” basis. Due to the Company’s structure as a C corporation and Worldpay Holding’s structure as a pass-through entity for tax purposes, the numerator in the calculation of diluted net income per share is adjusted accordingly to reflect the Company’s income tax expense assuming the conversion of the Fifth Third non-controlling interest into Class A common stock.

During the three months ended March 31, 2019 and 2018, approximately 8.7 million and 15.3 million weighted-average dilutive Class B units of Worldpay Holding were excluded in computing diluted net income (loss) per share because including them would have an antidilutive effect. As the Class B units of Worldpay Holding were not included, the numerator used in the calculation of diluted net income (loss) per share was equal to the numerator used in the calculation of basic net income (loss) per share for the three months ended March 31, 2019 and 2018. As of March 31, 2019, all Class B units have been converted to Class A common stock and therefore there are no Class B units outstanding. As of March 31, 2018, there were approximately 15.3 million Class B units outstanding.

In addition to the Class B units discussed above, potentially dilutive securities during the three months ended March 31, 2019 and 2018 included restricted stock awards, restricted stock units, stock options, performance share awards and ESPP purchase rights. Due to the net loss for three months ended March 31, 2018, any potentially dilutive securities were also excluded from the denominator in computing dilutive net income per share.

The shares of Class B common stock do not share in the earnings or losses of the Company and are therefore not participating securities. Accordingly, basic and diluted net income per share of Class B common stock have not been presented.

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table sets forth the computation of basic and diluted net income (loss) per share (in millions, except share data):

	Three Months Ended March 31,
	2019	2018
Basic:
Net income (loss) attributable to Worldpay, Inc.	$36.4	$(97.6)

Shares used in computing basic net income (loss) per share:
Weighted-average Class A common shares	302,046,241	274,098,480

Basic net income (loss) per share	$0.12	$(0.36)

Diluted:
Net income (loss) attributable to Worldpay, Inc.	$36.4	$(97.6)

Shares used in computing diluted net income (loss) per share:
Weighted-average Class A common shares	302,046,241	274,098,480
Weighted-average Class B units of Worldpay Holding	—	—
Stock options	929,755	—
Restricted stock awards, restricted stock units and employee stock purchase plan	889,105	—
Performance awards	11,866	—

Diluted weighted-average shares outstanding	303,876,967	274,098,480

Diluted net income (loss) per share	$0.12	$(0.36)

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

12. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The activity of the components of accumulated other comprehensive income (loss) (“AOCI”) related to hedging and other activities for the three months ended March 31, 2019 and 2018 is presented below (in millions):

		Total Other Comprehensive Income (Loss)
	AOCI Beginning Balance	Pretax Activity	Tax Effect	Net Activity	Attributable to non-controlling interests	Attributable to Worldpay, Inc.	AOCI Ending Balance
Three Months Ended March 31, 2019
Net change in fair value of cash flow hedges recorded in accumulated OCI	$(18.0)	$(9.4)	$2.2	$(7.2)	$0.2	$(7.0)	$(25.0)
Net realized loss on cash flow hedges reclassified into earnings (1)	15.9	(2.2)	0.5	(1.7)	—	(1.7)	14.2
Translation adjustments on net investment hedge recorded in AOCI (2)	52.2	(3.5)	0.7	(2.8)	0.4	(2.4)	49.8
Foreign currency translation adjustments (3)	(781.3)	182.0	—	182.0	(8.6)	173.4	(607.9)

Net change	$(731.2)	$166.9	$3.4	$170.3	$(8.0)	$162.3	$(568.9)

Three Months Ended March 31, 2018
Net change in fair value of cash flow hedges recorded in accumulated OCI	$(13.8)	$6.3	$(1.5)	$4.8	$(0.4)	$4.4	$(9.4)
Net realized loss on cash flow hedges reclassified into earnings (1)	16.7	0.6	(0.1)	0.5	—	0.5	17.2
Translation adjustments on net investment hedge recorded in AOCI (2)	—	(7.5)	2.0	(5.5)	0.4	(5.1)	(5.1)
Foreign currency translation adjustments (3)	—	22.2	—	22.2	(1.1)	21.1	21.1

Net change	$2.9	$21.6	$0.4	$22.0	$(1.1)	$20.9	$23.8

(1)	The reclassification adjustment on cash flow hedge derivatives affected the following lines in the accompanying consolidated statements of income:

OCI Component	Affected line in the accompanying consolidated statements of income
Pretax activity(a)	Interest expense-net
Tax effect	Income tax expense
OCI attributable to non-controlling interests	Net income attributable to non-controlling interests

(a)

The three months ended March 31, 2019 and 2018, reflect amounts of losses reclassified from AOCI into earnings, representing the effective portion of the hedging relationships, and are recorded in interest expense-net.

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(2)	See Note 7—Derivatives and Hedging Activities for more information on net investment hedge activity.
(3)	There is no tax impact on the foreign translation adjustments due to the Tax Reform impact on distributions, enacted in 2017.

13. SEGMENT INFORMATION

The Company’s segments are Technology Solutions, Merchant Solutions and Issuer Solutions, which are organized based on the Company’s solution offerings. The Company’s Chairman of the Board and Chief Executive Officer is the chief operating decision maker (“CODM”), who evaluates the performance and allocates resources based on the operating results of each segment. The Company’s reportable segments are the same as the Company’s operating segments and there is no aggregation of the Company’s operating segments. Below is a summary of each segment:

•

Technology Solutions—Technology Solutions provides merchant acquiring, payment processing and related services to a diverse set of merchants that primarily accept payments through eCommerce and integrated payment solutions.

•

Merchant Solutions—Merchant Solutions provides merchant acquiring, payment processing and related services to a diverse set of merchants that primarily accept payments through an omni-channel solution including terminal based.

Worldpay, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

•

Issuer Solutions—Issuer Solutions provides card issuer processing, payment network processing, fraud protection and card production to a diverse set of financial institutions, including regional banks, community banks, credit unions and regional PIN networks.

Segment operating results are presented below (in millions). The results reflect revenues and expenses directly related to each segment. The Company does not evaluate performance or allocate resources based on segment asset data, and therefore such information is not presented.

Segment profit reflects revenue less sales and marketing costs of the segment. The Company’s CODM evaluates this metric in analyzing the results of operations for each segment.

	Three Months Ended March 31, 2019
	Technology Solutions	Merchant Solutions	Issuer Solutions	Total
Revenue	$427.3	$459.4	$83.3	$970.0
Sales and marketing	118.4	166.0	6.5	290.9

Segment profit	$308.9	$293.4	$76.8	$679.1

	Three Months Ended March 31, 2018
	Technology Solutions	Merchant Solutions	Issuer Solutions	Total
Revenue	$336.4	$432.2	$82.1	$850.7
Sales and marketing	95.9	163.8	6.3	266.0

Segment profit	$240.5	$268.4	$75.8	$584.7

A reconciliation of total segment profit to the Company’s income (loss) before applicable income taxes is as follows (in millions):

	Three Months Ended March 31,
	2019	2018
Total segment profit	$679.1	$584.7
Less: Other operating costs	(181.0)	(155.1)
Less: General and administrative	(127.4)	(250.1)
Less: Depreciation and amortization	(264.4)	(207.2)
Less: Interest expense—net	(72.1)	(75.2)
Less: Non-operating income (expense)	3.5	(8.6)

Income (loss) before applicable income taxes	$37.7	$(111.5)

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